FUND ACCOUNTING SERVICING AGREEMENT

     THIS AGREEMENT is made and entered into as of this 1st day of October, 1998, by and between Star Funds, a Massachusetts business trust (hereinafter referred to as the "Trust") and Firstar Mutual Fund Services, LLC, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FMFS").

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio;

     WHEREAS, FMFS is in the business of providing, among other things, mutual fund accounting services to investment companies; and

     WHEREAS, the Trust desires to retain FMFS to provide accounting services to each series of the Trust (hereinafter each series is referred to individually as "Fund") listed on Exhibit A attached hereto, as it may be amended from time to time.

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and FMFS agree as follows:

1.   APPOINTMENT OF FUND ACCOUNTANT

      The Trust hereby appoints FMFS as Fund Accountant of the Trust on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.   DUTIES AND RESPONSIBILITIES OF FMFS

        A.  Portfolio Accounting Services:

          (1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the investment manager.

          (2) For each valuation date, obtain prices from a pricing source approved by the Board of Trustees of the Trust and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees of the Trust shall approve, in good faith, the method for determining the fair value for such securities.

          (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

          (4) Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

        B.  Expense Accrual and Payment Services:

          (1) For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

          (2) Record payments for Fund expenses upon receipt of written authorization from the Trust.

          (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FMFS and the Trust.

          (4)  Provide expense accrual and payment reporting.

        C.  Fund Valuation and Financial Reporting Services:

          (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

          (2)  Apply equalization accounting as directed by the Trust.

          (3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

          (4) Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

          (5) Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's Prospectus.

          (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

          (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

          (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

        D.  Tax Accounting Services:

          (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies.

          (2)   Maintain tax lot detail for the investment portfolio.

          (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

          (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

        E.  Compliance Control Services:

          (1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Trust, the Securities and Exchange Commission, and the outside auditors.

          (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.

3.   PRICING OF SECURITIES

For each valuation date, obtain prices from a pricing source selected by FMFS but approved by the Company's Board of Trustees and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Company's Board of Trustees shall approve, in good faith, the method for determining the fair value for such securities.

If the Trust desires to provide a price which varies from the pricing source, the Trust shall promptly notify and supply FMFS with the valuation of any such security on each valuation date. All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

4.   CHANGES IN ACCOUNTING PROCEDURES

Any resolution passed by the Board of Trustees of the Trust that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by the FMFS.

5.   CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

FMFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust under this Agreement and are not inconsistent with the rules and regulations of appropriate governmental authorities, in particular, the 1940 Act, and the rules thereunder.

6.   COMPENSATION

FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. The Trust agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

7.   PERFORMANCE OF SERVICE;  LIMITATION OF LIABILITY

          A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS' control, except a loss resulting from FMFS' refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, willful misconduct, or failure to exercise reasonable care on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder in sole reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Trust, except any officer who is an employee of FMFS or an affiliate of FMFS, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.

          FMFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Trust may sustain or incur or which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by FMFS or as a result of FMFS' refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, willful misconduct, or failure to exercise reasonable care.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.
     Representatives of the Trust shall be entitled to inspect FMFS' premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

          Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

          B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification.

8.   NO AGENCY RELATIONSHIP

Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

9.   RECORDS

FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

10.  DATA NECESSARY TO PERFORM SERVICES

The Trust or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting as the transfer agent for the Trust, nothing herein shall be deemed to relieve FMFS of any of its obligations under the Transfer Agent Servicing Agreement.

11.  NOTIFICATION OF ERROR

The Trust will notify FMFS of any balancing or control error caused by FMFS within three (3) business days after discovery of the error, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

12.  PROPRIETARY AND CONFIDENTIAL INFORMATION

FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

13.  TERM OF AGREEMENT

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue until February 28, 1999, and thereafter shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

14.  NOTICES

Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FMFS shall be sent to:

     Firstar Mutual Fund Services
     615 East Michigan Street
     Milwaukee, WI  53202

and notice to the Trust shall be sent to:

     Star Funds
     425 Walnut Street
     Cincinnati, OH  45202

with copy to:

     Tracy Byrd Jamison, Esq.
     Cors & Bassett
     537 East Pete Rose Way, Suite 400
     Cincinnati, OH  45202

15.  DUTIES IN THE EVENT OF TERMINATION

In the event that in connection with termination, a successor to any of FMFS' duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Trust transfer to such successor all relevant books, records, correspondence and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS' personnel in the establishment of books, records and other data by such successor.

In the event that FMFS terminates this Agreement, FMFS will promptly, upon such termination at its own expense, transfer to FMFS' successor all relevant books records, correspondence, and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust, and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS' personnel in the establishment of books, records, and other data by such successor.

16.  LIMITATION ON LIABILITY

You are hereby expressly put on notice of the limitation of liability as set forth in Article XI of the Trust's Declaration of Trust and agree that the obligations assumed by the Trust pursuant to this agreement shall be limited in any case to the Trust and its assets and you shall not seek satisfaction of any such obligation from the shareholders of the Trust, the trustees, officers, employees, or agents of the Trust, or any of them.

17.  COUNSEL FEES

FMFS shall bear all legal fees incident to providing fund accounting services hereunder, other than such fees as are incident to representing the officers, trustees and shareholders of the Star Funds.

18.  GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.


STAR FUNDS                                FIRSTAR MUTUAL FUND SERVICES


By:/s/ William Zimmer III                 By: /s/ Joseph Neuberger
   --------------------------------           ------------------------------

Attest: /s/ Debra C. Bertke               Attest: /s/ Gail Zess
      ----------------------------              ---------------------------


                            FUND ACCOUNTING SERVICES
                              ANNUAL FEE SCHEDULE
                                                                  EXHIBIT A
                       Separate Series of the Star Funds

                                 NAME OF SERIES
                                 --------------
                        Star Tax-Free Money Market Fund
                      Star Ohio Tax-Free Money Market Fund
                               Star Treasury Fund
                           Star Strategic Income Fund
                        Star U.S. Government Income Fund
                            Star Relative Value Fund
                        Star Market Capitalization Fund
                            Star Growth Equity Fund
                         Star Capital Appreciation Fund
                         Star International Equity Fund
                                The Stellar Fund
                       Stellar Insured Tax-Free Bond Fund

Annual Fund Accounting Fee

            First $100 Million                        3.0 Basis Points
            $100 Million  - $300 Million              2.0 Basis Points
            $300 Million  - $500 Million              1.0 Basis Point
            Over $500 Million                         0.5 Basis Point

Fund Minimum                                          $39,000
Additional Class of Shares                            $12,000

Plus out-of-pocket expenses, including, but not limited to, the following:
0 Postage (including overnight courier service)
0 Statement Stock
0 Envelopes
0 Telephones
0 Telecommunication Charges (including FAX)
0 Travel
0 Duplicating
0 Forms
0 Supplies
0 Microfiche
0 Computer Access Charges
0 Client Specific System Enhancements
0 Access to the Shareholder Recordkeeping System
0 Security Pricing Services
0 Variable Rate Change Notification Services
0 Paydown Factor Notification Services

Fees and out-of-pocket expenses are billed to the fund monthly.